Exhibit 99.1

NEWS RELEASE

KOSMOS ENERGY ANNOUNCES FIRST QUARTER 2024 RESULTS

DALLAS--(BUSINESS WIRE)—May 7, 2024-- Kosmos Energy Ltd. (“Kosmos” or the “Company”) (NYSE/LSE: KOS) announced today its financial and operating results for the first quarter of 2024. For the quarter, the Company generated a net income of $92 million, or $0.19 per diluted share. When adjusted for certain items that impact the comparability of results, the Company generated an adjusted net income(1) of $99 million, or $0.21 per diluted share for the first quarter of 2024.

FIRST QUARTER 2024 HIGHLIGHTS

•Net Production(2): ~66,700 barrels of oil equivalent per day (boepd), representing ~13% growth year over year, with sales of ~62,600 boepd

•Revenues: $419 million, or $73.52 per boe (excluding the impact of derivative cash settlements)

•Production expense: $94 million, or $16.42 per boe

•Capital expenditures: $286 million

•Successfully completed convertible bond issuance, enhancing liquidity and paying down higher interest floating rate debt

•Post quarter end, successfully refinanced the Company's reserve-based lending (RBL) facility, extending maturity to year-end 2029

•Post quarter end, contracted a drilling rig for the Equatorial Guinea 2024 infill and infrastructure-led exploration (ILX) campaign

Commenting on the Company’s first quarter 2024 performance, Chairman and Chief Executive Officer Andrew G. Inglis said: “Kosmos has had an active start to the year, continuing the operational and financial momentum we saw in 2023. Operationally, we've brought four new wells online at Jubilee and first oil at Winterfell is expected shortly, both important milestones for the Company as we target 50% production growth from the second half of 2022 to year-end 2024. We've also seen significant progress at Tortue with the FLNG arriving on location, completion of the deepwater pipelay and the FPSO en route to the project site. In Equatorial Guinea, we're pleased to have secured a high quality rig for the infill and ILX campaign later this year. We are also advancing our next set of growth projects, securing long lead items for Tiberius and a two-year license extension granted for Yakaar-Teranga.

Financially, we enhanced the resilience of the Company with a successful convertible bond offering and the re-financing of the RBL. Both transactions were important steps to proactively increase liquidity and extend our near-term debt maturities.

Our strategy remains on track with a busy year of catalysts ahead across all of our business units in Ghana, Equatorial Guinea, the U.S. Gulf of Mexico and Mauritania and Senegal.”

FINANCIAL UPDATE

Net capital expenditure for the first quarter of 2024 was $286 million, in line with guidance. Full-year capital expenditures are expected to be weighted to the first half of the year as the Ghana drilling program concludes and the Winterfell and Tortue Phase 1 projects progress to start-up.

Kosmos exited the first quarter of 2024 with approximately $2.7 billion of total long-term debt and approximately $2.4 billion of net debt(1) and available liquidity of approximately $954 million. Post quarter-end, the Company successfully refinanced the RBL facility, which now matures at the end of 2029. The facility size increased to $1.35 billion (from $1.25 billion) with current commitments as of April 26, 2024 of approximately $1.2 billion. The RBL facility is secured against the Company’s production assets in Ghana and Equatorial Guinea. The Company's assets in the US Gulf of Mexico and Mauritania and Senegal remain unencumbered.

The Company generated net cash provided by operating activities of approximately $273 million and free cash flow(1) of approximately $(42) million in the first quarter.

OPERATIONAL UPDATE

Production

Total net production(2) in the first quarter of 2024 averaged approximately 66,700 boepd, in line with guidance, representing a ~13% increase compared to the first quarter of 2023. This growth largely reflects higher production in Ghana arising from the start-up of the Jubilee South East project and the ongoing infill drilling campaign. The Company exited the quarter in a net underlift position of approximately 0.2 million barrels.

Ghana

Production in Ghana averaged approximately 43,800 boepd net in the first quarter of 2024. Kosmos lifted three cargos from Ghana during the quarter, in line with guidance.

At Jubilee (38.6% working interest), oil production in the first quarter averaged approximately 92,900 bopd gross with one water injector well brought on in January and two producer wells brought online in February. In the second quarter, one new producer well was brought online in April with one additional water injector well expected online by quarter end.

Following the completion of the additional water injector well, the planned drilling campaign will conclude approximately six months ahead of schedule as a result of efficiencies in the drilling operations.

Jubilee FPSO reliability continues to remain high at approximately 99% uptime for the first quarter. Voidage replacement for the first quarter was ~110% as a result of the elevated levels of water and gas injection.

In the first quarter, Jubilee gas production net to Kosmos was approximately 6,100 boepd. The interim gas sales agreement that is currently in place for Jubilee associated gas was extended for 18 months at a price of ~$3/mmbtu. In the second quarter, the onshore gas plant that receives Jubilee gas is expected to be offline for approximately two weeks for planned routine maintenance, with the impact included in second quarter guidance.

At TEN (20.4% working interest), production averaged approximately 18,600 bopd gross for the first quarter, in line with expectations. TEN FPSO reliability was consistent with Jubilee at approximately 99% uptime for the first quarter.

U.S. Gulf of Mexico

Production in the U.S. Gulf of Mexico averaged approximately 14,500 boepd net (~81% oil) during the first quarter, in line with guidance.

The first two wells at the Winterfell project (25% working interest) are expected online shortly. A third well is expected online in the second half of 2024. Gross production from the first phase of the Winterfell project is expected to be around 20,000 boepd when the initial three wells are online. Total gross resource at Greater Winterfell is estimated to be up to 200 million boe.

The Company’s production enhancement activities for 2024 continue to make good progress with the Odd Job subsea pump project, which is planned to sustain long-term production from the field, expected online in mid-2024. At Kodiak, workover plans for the Kodiak 3 well have progressed with operations expected to commence in mid-2024. Year-end 2024 exit production from these enhancement activities is expected to be around 5,000 boepd net. The Tornado field is expected to be offline for most of the second quarter for the scheduled routine maintenance of the HP-1 floating production unit with the impact included in second quarter guidance.

The Tiberius ILX project, (50% working interest and operator) continues to progress as a phased development, with project sanction expected later this year. Certain long lead items are being secured to optimize the development timeline and project costs. During the first quarter, Kosmos acquired part of Equinor's stake in the project to maintain an aligned partnership and now holds 50%, which is already included in the 2024 capital guidance.

Around the time of project sanction, Kosmos plans to farm down to optimize its working interest to fit within the targeted 2025+ capital program. Estimated gross resource at Tiberius is approximately 100 million boe.

Equatorial Guinea

Production in Equatorial Guinea averaged approximately 24,400 bopd gross and 8,400 bopd net in the first quarter. Kosmos lifted one cargo from Equatorial Guinea during the quarter, in line with guidance.

The Ceiba Field and Okume Complex workover and infill drilling campaign commenced in the fourth quarter of 2023, completing one production well workover. However, as a result of previously communicated safety issues with the drilling rig, the operator terminated the rig contract in early February 2024.

The partnership has now secured the Noble Venturer rig to resume the drilling campaign following the conclusion of its previous program in Ghana. The rig is expected on location around mid-year 2024 to drill and complete two infill wells in Block G and the Akeng Deep ILX prospect in Block S. Year-end 2024 exit production from the new infill wells is expected to be around 3,000 bopd net. The Akeng Deep well result is expected around the end of the year.

Mauritania & Senegal

The Greater Tortue Ahmeyim liquefied natural gas (LNG) project continues to make good progress. The following milestones have been achieved:

•Drilling: The operator has successfully drilled and completed all four wells with expected production capacity significantly higher than what is required for first gas.

•Hub Terminal: Construction work is complete and Hub Terminal handed over to operations.

•FLNG: The vessel arrived on location offshore Mauritania/Senegal during the first quarter of 2024 and is now moored to the Hub Terminal. The partnership is continuing to work with the vessel operator to accelerate commissioning work.

•Subsea: The subsea workscope is progressing in line with expectations with the flowline installation now complete and final connection work ongoing.

•FPSO: Inspection and repair of the vessel’s fairleads is complete with the vessel now en route to the project site with mooring work to commence thereafter. Hookup and commissioning of the FPSO remain on the critical path to first gas, expected in the third quarter of 2024 with first LNG expected in the fourth quarter of 2024.

The Greater Tortue Ahmeyim cargo optimization arbitration ruling is expected mid 2024.

In Senegal, on Yakaar-Teranga, Kosmos continues to work closely with Senegal's national oil company (PETROSEN) on pre-FEED work that prioritizes cost-competitive gas for the rapidly growing economy, combined with an offshore LNG facility targeting exports into international LNG markets. Kosmos plans to farm down its working interest to approximately 25% - 33% while retaining operatorship of the project.

In Mauritania, the BirAllah license expired at the end of April 2024. Kosmos continues to work closely with Mauritania's national oil company (SMH) and the Government of Mauritania to advance attractive gas opportunities in the country.

(1) A Non-GAAP measure, see attached reconciliation of non-GAAP measure.
(2) Production means net entitlement volumes. In Ghana and Equatorial Guinea, this means those volumes net to Kosmos' working interest or participating interest and net of royalty or production sharing contract effect. In the U.S. Gulf of Mexico, this means those volumes net to Kosmos' working interest and net of royalty.

Conference Call and Webcast Information

Kosmos will host a conference call and webcast to discuss first quarter 2024 financial and operating results today, May 7, 2024, at 10:00 a.m. Central time (11:00 a.m. Eastern time). The live webcast of the event can be accessed on the Investors page of Kosmos’ website at http://investors.kosmosenergy.com/investor-events. The dial-in telephone number for the call is +1-877-407-0784. Callers in the United Kingdom should call 0800 756 3429. Callers outside the United States should dial +1-201-689-8560. A replay of the webcast will be available on the Investors page of Kosmos’ website for approximately 90 days following the event.

About Kosmos Energy

Kosmos is a full-cycle, deepwater, independent oil and gas exploration and production company focused along the offshore Atlantic Margins. Our key assets include production offshore Ghana, Equatorial Guinea and the U.S. Gulf of Mexico, as well as world-class gas projects offshore Mauritania and Senegal. We also pursue a proven basin exploration program in Equatorial Guinea and the U.S. Gulf of Mexico. Kosmos is listed on the New York Stock Exchange and London Stock Exchange and is traded under the ticker symbol KOS. As an ethical and transparent company, Kosmos is committed to doing things the right way. The Company’s Business Principles articulate our commitment to transparency, ethics, human rights, safety and the environment. Read more about this commitment in the Kosmos Sustainability Report. For additional information, visit www.kosmosenergy.com.

Non-GAAP Financial Measures

EBITDAX, Adjusted net income (loss), Adjusted net income (loss) per share, free cash flow, and net debt are supplemental non-GAAP financial measures used by management and external users of the Company's consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. The Company defines EBITDAX as Net income (loss) plus (i) exploration expense, (ii) depletion, depreciation and amortization expense, (iii) equity based compensation expense, (iv) unrealized (gain) loss on commodity derivatives (realized losses are deducted and realized gains are added back), (v) (gain) loss on sale of oil and gas properties, (vi) interest (income) expense, (vii) income taxes, (viii) loss on extinguishment of debt, (ix) doubtful accounts expense and (x) similar other material items which management believes affect the comparability of operating results. The Company defines Adjusted net income (loss) as Net income (loss) adjusted for certain items that impact the comparability of results. The Company defines free cash flow as net cash provided by operating activities less Oil and gas assets, Other property, and certain other items that may affect the comparability of results and excludes non-recurring activity such as acquisitions, divestitures and National Oil Company ("NOC") financing. NOC financing refers to the amounts funded by Kosmos under the Carry Advance Agreements that the Company has in place with the national oil companies of each of Mauritania and Senegal related to the financing of the respective national oil companies’ share of certain development costs at Greater Tortue Ahmeyim. The Company defines net debt as total long-term debt less cash and cash equivalents and total restricted cash.

We believe that EBITDAX, Adjusted net income (loss), Adjusted net income (loss) per share, free cash flow, Net debt and other similar measures are useful to investors because they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the oil and gas sector and will provide investors with a useful tool for assessing the comparability between periods, among securities analysts, as well as company by company. EBITDAX, Adjusted net income (loss), Adjusted net income (loss) per share, free cash flow, and net debt as presented by us may not be comparable to similarly titled measures of other companies.

This release also contains certain forward-looking non-GAAP financial measures, including free cash flow. Due to the forward-looking nature of the aforementioned non-GAAP financial measures, management cannot reliably or reasonably predict certain of the necessary components of the most directly comparable forward-looking GAAP measures, such as future impairments and future changes in working capital. Accordingly, we are unable to present a quantitative reconciliation of such forward-looking non-GAAP financial measures to their most directly comparable forward-looking GAAP financial measures. Amounts excluded from these non-GAAP measures in future periods could be significant.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Kosmos expects, believes or anticipates will or may occur in the future are forward-looking statements. Kosmos’ estimates and forward-looking statements are mainly based on its current expectations and estimates of future events and trends, which affect or may affect its businesses and operations. Although Kosmos believes that these estimates and forward-looking statements are based upon reasonable assumptions, they are subject to several risks and uncertainties and are made in light of information currently available to Kosmos. When used in this press release, the words “anticipate,” “believe,” “intend,” “expect,” “plan,” “will” or other similar words are intended to identify forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Kosmos, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Further information on such assumptions, risks and uncertainties is available in Kosmos’ Securities and Exchange Commission (“SEC”) filings. Kosmos undertakes no obligation and does not intend to update or correct these forward-looking statements to reflect events or circumstances occurring after the date of this press release, except as required by applicable law. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

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Kosmos Energy Ltd.
Consolidated Statements of Operations
(In thousands, except per share amounts, unaudited)

	Three Months Ended
	March 31,
	2024	2023
Revenues and other income:
Oil and gas revenue	$419,103	$394,240
Other income, net	36	(373)
Total revenues and other income	419,139	393,867

Costs and expenses:
Oil and gas production	93,618	83,936
Exploration expenses	12,060	12,000
General and administrative	28,265	29,167
Depletion, depreciation and amortization	100,928	109,374
Interest and other financing costs, net	16,448	24,568
Derivatives, net	23,822	(6,840)
Other expenses, net	2,029	2,030
Total costs and expenses	277,170	254,235

Income before income taxes	141,969	139,632
Income tax expense	50,283	56,323
Net income	$91,686	$83,309

Net income per share:
Basic	$0.20	$0.18
Diluted	$0.19	$0.17

Weighted average number of shares used to compute net income per share:
Basic	468,042	458,318
Diluted	482,096	479,326

Kosmos Energy Ltd.
Condensed Consolidated Balance Sheets
(In thousands, unaudited)

	March 31,	December 31,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$254,323	$95,345
Receivables, net	121,777	120,733
Other current assets	226,786	206,635
Total current assets	602,886	422,713

Property and equipment, net	4,389,404	4,160,229
Other non-current assets	357,841	355,192
Total assets	$5,350,131	$4,938,134

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$372,449	$248,912
Accrued liabilities	278,891	302,815
Other current liabilities	14,073	3,103
Total current liabilities	665,413	554,830

Long-term liabilities:
Long-term debt, net	2,655,052	2,390,914
Deferred tax liabilities	358,377	363,918
Other non-current liabilities	599,654	596,135
Total long-term liabilities	3,613,083	3,350,967

Total stockholders’ equity	1,071,635	1,032,337
Total liabilities and stockholders’ equity	$5,350,131	$4,938,134

Kosmos Energy Ltd.
Condensed Consolidated Statements of Cash Flow
(In thousands, unaudited)

	Three Months Ended
	March 31,
	2024	2023
Operating activities:
Net income	$91,686	$83,309
Adjustments to reconcile net income to net cash provided by operating activities:
Depletion, depreciation and amortization (including deferred financing costs)	103,327	111,925
Deferred income taxes	(7,316)	(8,032)
Unsuccessful well costs and leasehold impairments	466	1,304
Change in fair value of derivatives	27,010	(2,338)
Cash settlements on derivatives, net(1)	(6,194)	(11,357)
Equity-based compensation	7,328	10,093
Other	(5,708)	(2,273)
Changes in assets and liabilities:
Net changes in working capital	61,964	21,222
Net cash provided by operating activities	272,563	203,853

Investing activities
Oil and gas assets	(314,822)	(223,685)
Notes receivable from partners	(2,528)	(15,671)
Net cash used in investing activities	(317,350)	(239,356)

Financing activities:
Borrowings under long-term debt	175,000	—
Payments on long-term debt	(300,000)	(7,500)
Net proceeds from issuance of senior notes	390,430	—
Purchase of capped call transactions	(49,800)	—
Dividends	—	(165)
Other financing costs	(11,691)	(11,810)
Net cash provided by (used in) financing activities	203,939	(19,475)

Net increase (decrease) in cash, cash equivalents and restricted cash	159,152	(54,978)
Cash, cash equivalents and restricted cash at beginning of period	98,761	186,821
Cash, cash equivalents and restricted cash at end of period	$257,913	$131,843

(1)Cash settlements on commodity hedges were $(2.9) million and $(4.2) million for the three months ended March 31, 2024 and 2023, respectively.

Kosmos Energy Ltd.
EBITDAX
(In thousands, unaudited)

	Three Months Ended		Twelve Months Ended
	March 31, 2024	March 31, 2023	March 31, 2024
Net income	$91,686	$83,309	$221,897
Exploration expenses	12,060	12,000	42,338
Depletion, depreciation and amortization	100,928	109,374	436,481
Impairment of long-lived assets	—	—	222,278
Equity-based compensation	7,328	10,093	39,928
Derivatives, net	23,822	(6,840)	41,790
Cash settlements on commodity derivatives	(2,934)	(4,182)	(15,200)
Other expenses, net(1)	2,029	2,030	23,655
Interest and other financing costs, net	16,448	24,568	87,784
Income tax expense	50,283	56,323	152,175
EBITDAX	$301,650	$286,675	$1,253,126

(1)Commencing in the first quarter of 2023, the Company combined the lines for "Restructuring and other" and "Other, net" in its presentation of EBITDAX into a single line titled "Other expenses, net."

The following table presents our net debt as of March 31, 2024 and December 31, 2023:

	March 31,	December 31,
	2024	2023
Total long-term debt	$2,700,000	$2,425,000
Cash and cash equivalents	254,323	95,345
Total restricted cash	3,590	3,416
Net debt	$2,442,087	$2,326,239

Kosmos Energy Ltd.
Adjusted Net Income (Loss)
(In thousands, except per share amounts, unaudited)

	Three Months Ended
	March 31,
	2024	2023
Net income	$91,686	$83,309

Derivatives, net	23,822	(6,840)
Cash settlements on commodity derivatives	(2,934)	(4,182)
Other, net(2)	1,797	1,899
Total selected items before tax	22,685	(9,123)

Income tax (expense) benefit on adjustments(1)	(7,311)	3,508
Impact of valuation adjustments and other tax items	(7,963)	—
Adjusted net income (loss)	$99,097	77,694

Net income per diluted share	$0.19	$0.17

Derivatives, net	0.05	(0.01)
Cash settlements on commodity derivatives	(0.01)	(0.01)
Total selected items before tax	0.04	(0.02)

Income tax (expense) benefit on adjustments(1)	(0.01)	0.01
Impact of valuation adjustments and other tax items	(0.01)	—
Adjusted net income (loss) per diluted share	$0.21	$0.16

Weighted average number of diluted shares	482,096	479,326

(1)Income tax expense is calculated at the statutory rate in which such item(s) reside. Statutory rates for the U.S. and Ghana/Equatorial Guinea are 21% and 35%, respectively.
(2)Commencing in the first quarter of 2023, the Company combined the lines for "Restructuring and other" and "Other, net" in its presentation of Adjusted net income into a single line titled "Other, net."

Kosmos Energy Ltd.
Free Cash Flow
(In thousands, unaudited)

	Three Months Ended
	March 31,
	2024	2023
Reconciliation of free cash flow:
Net cash provided by operating activities	$272,563	$203,853
Net cash used for oil and gas assets - base business	(156,131)	(97,174)
Base business free cash flow	116,432	106,679
Net cash used for oil and gas assets - Mauritania/Senegal	(158,691)	(126,511)
Free cash flow	$(42,259)	$(19,832)

Kosmos Energy Ltd.
Operational Summary
(In thousands, except barrel and per barrel data, unaudited)

	Three Months Ended
	March 31,
	2024	2023
Net Volume Sold
Oil (MMBbl)	4.890	4.945
Gas (MMcf)	4.336	2.761
NGL (MMBbl)	0.088	0.096
Total (MMBoe)	5.701	5.501
Total (Mboepd)	62.645	61.124

Revenue
Oil sales	$402,117	$388,099
Gas sales	15,138	3,866
NGL sales	1,848	2,275
Total oil and gas revenue	419,103	394,240
Cash settlements on commodity derivatives	(2,934)	(4,182)
Realized revenue	$416,169	$390,058

Oil and Gas Production Costs	$93,618	$83,936

Sales per Bbl/Mcf/Boe
Average oil sales price per Bbl	$82.23	$78.48
Average gas sales price per Mcf	3.49	1.40
Average NGL sales price per Bbl	21.00	23.70
Average total sales price per Boe	73.52	71.67
Cash settlements on commodity derivatives per Boe	(0.51)	(0.76)
Realized revenue per Boe	73.00	70.90

Oil and gas production costs per Boe	$16.42	$15.26

(1)Cash settlements on commodity derivatives are only related to Kosmos and are calculated on a per barrel basis using Kosmos' Net Oil Volumes Sold.

Kosmos was underlifted by approximately 0.2 million barrels as of March 31, 2024.

Kosmos Energy Ltd.
Hedging Summary
As of March 31, 2024(1)
(Unaudited)

			Weighted Average Price per Bbl

	Index	MBbl	Floor(2)	Sold Put	Ceiling
2024:
Three-way collars	Dated Brent	3,000	$70.00	$45.00	$96.25
Three-way collars	Dated Brent	2,000	70.00	45.00	90.00
Two-way collars	Dated Brent	1,000	65.00	—	85.00
Two-way collars	Dated Brent	1,500	70.00	—	100.00

(1)Please see the Company’s filed 10-Q for additional disclosure on hedging material. Includes hedging position as of March 31, 2024 and hedges put in place through filing date.
(2)“Floor” represents floor price for collars and strike price for purchased puts.

2024 Guidance

	2Q 2024	FY 2024 Guidance

Production(1,2)	62,000 - 66,000 boe per day	71,000 - 77,000 boe per day

Opex(3)	$23 - $25 per boe	~$15 - $17 per boe

DD&A	$14.50 - $16.50 per boe	$18 - $20 per boe

G&A(~60% cash)	$25 - $30 million	$100 - $120 million

Exploration Expense(4)	$10 - $15 million	$40 - $60 million

Net Interest Expense(5,6)	$35 - $40 million	~$140 million

Tax	$10 - $12 per boe	$10 - $12 per boe

Capital Expenditure	$225 - $275 million	$700 - $750 million

Note: Ghana / Equatorial Guinea revenue calculated by number of cargos.
(1)2Q 2024 cargo forecast – Ghana: 4 cargos / Equatorial Guinea 0.5 cargo. FY 2024 Ghana: 15 cargos / Equatorial Guinea 3 cargos. Average cargo sizes 950,000 barrels of oil.
(2)U.S. Gulf of Mexico Production: 2Q 2024 forecast 12,500-13,500 boe per day. FY2024: 15,500-17,000 boe per day. Oil/Gas/NGL split for 2024: ~82%/~12%/~6%.
(3)FY24 opex excludes operating costs associated with Greater Tortue Ahmeyim, which are expected to total approximately $115-130 million ($15 million in 2Q24)
(4)Excludes leasehold impairments and dry hole costs
(5)Includes impact of capitalized interest in 1H24 relating to Greater Tortue Ahmeyim development expenditure until first gas; 2H24 interest expense expected to be ~$45 million / quarter
(6)Includes one-off loss on extinguishment of debt of approximately $22 million in the second quarter 2024 associated with the amendment and restatement of the RBL

Source: Kosmos Energy Ltd.

Investor Relations
Jamie Buckland
+44 (0) 203 954 2831
jbuckland@kosmosenergy.com

Media Relations
Thomas Golembeski
+1-214-445-9674
tgolembeski@kosmosenergy.com